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[The following is a transcript of a conference call held by Baxter International Inc. on September 2, 2021, at 7:30 AM Central Time. This transcript was prepared by a third party and has not been independently verified and may contain errors.]

Operator
Good morning, ladies and gentlemen, and welcome to the Baxter International Investor Call to discuss the proposed acquisition of Hill-Rom.  [Operator Instructions]

As a reminder, this call is being recorded by Baxter and is copyrighted material.  It cannot be rerecorded or rebroadcast without Baxter’s permission.  If you have any objections, please disconnect at this time.  I would now like to turn the call over to Ms. Clare Trachtman, Vice President, Investor Relations at Baxter International.  Ms. Trachtman, you may begin.

Clare Trachtman
Vice President of Investor Relations

Good morning, everyone, and thank you for joining us.  We are very pleased to announce Baxter’s proposed acquisition of Hill-Rom.  Joining me today are Joe Almeida, Baxter’s Chairman and Chief Executive Officer; John Groetelaars, Hill-Rom’s President and Chief Executive Officer; as well as Jay Saccaro, Baxter’s Chief Financial Officer.  In addition, joining us on the call today is Giuseppe Accogli, Senior Vice President and President of Americas and Global Business Units.  Giuseppe will be leading the integration of Hill-Rom into the Baxter business.  On today’s call, we will walk you through the strategic rationale behind this exciting acquisition and how this transaction enhances our scale and breadth across the continuum of care and care setting, accelerates our own digital transformation and unlock additional value for all stakeholders.  We will then open up the call for Q&A.

A supplemental presentation to complement this morning’s discussion can be accessed on our website in the Investors section under Events and News.  As you know, we have Baxter’s investor conference in late September.  Given this pending transaction, we are going to postpone our investor conference until after the closing so that we can provide you with a detailed look at the combined company’s strategy and financial outlook.  We recognize that investors have been waiting for a new long-term outlook for Baxter.  So Jay will share our expectation for Baxter’s stand-alone financial outlook from 2021 through 2024 later in this call.  We intend to provide a more complete outlook at our investor conference post the closing of this combination, which is subject to the approval of Hill-Rom shareholders and the satisfaction of other customary closing conditions, including regulatory approval.

Let me start our prepared remarks by reminding everyone that this presentation, including comments regarding the proposed acquisition, including anticipated synergies and net leverage targets for the combined companies, our stand-alone financial outlook, business development activities, capital structure, new product development and other regulatory matters contain forward-looking statements that involve risks and uncertainties.  And of course, our actual results could differ materially from our current expectations.  Please refer to today’s press release and our SEC filings for more detail concerning factors that could cause actual results to differ materially.  In addition, on today’s call, non-GAAP financial measures will be used to help investors understand Baxter’s performance and stand-alone financial outlook as well as certain combined company pro forma measures.  A reconciliation of the non-GAAP financial measures being discussed today to the comparable GAAP financial measures, where practical, is included in our release issued this morning and available on our website.

Before I turn the call over to Joe, I would like to point out that our prepared remarks will track with the announcement presentation available on our Investor Relations website.  Now I’d like to turn the call over to Joe.  Joe?

Jose E. Almeida
Chairman of the Board, President & CEO

Thank you, Clare, and good morning, everyone.  Today is a major milestone in Baxter’s 9-year history of bringing together leading Global medical technology innovators in a very compelling combination that significantly advances our strategy, digital capabilities and vision to transform health care.  Hill-Rom brings a highly complementary product portfolio and innovation pipeline that we will enable Baxter to provide a broader array of medical products and services to patients and clinicians across the care continuum and around the world.

Together, we will facilitate the delivery of health care that is patient and customer- centered focus on improving clinical outcomes.  The acquisition should also accelerate the company’s expansion into digital and connected care solutions.  They are increasingly enabling patients to access hospital-level care home or in care settings.  Baxter and Hill-Rom are uniting to meet the challenges of a rapidly evolving global health care landscape, while also creating significant value for all the stakeholders we serve.

We’re very excited to welcome the Hill-Rom team to Baxter and join together to advance our mission to save and sustain lives.  Before we get into the details of the transaction and the value we expect it will create, I want to provide a brief overview of Baxter and the journey we’ve been on as a company.  As you can see on Slide 6, Baxter is a global diversified and leading health care company.  We have a presence in over 100 countries serving over 75 million patients annually, and our seven core businesses representing diversified portfolio of medically necessary products and therapies with revenues of $11.7 billion in 2020.  The benefits of this diversification, the durability of our portfolio and the dedication of our 50,000 employees worldwide have been on display amid the challenging conditions posed by the COVID-19 pandemic.

Baxter competes in large global categories totaling over $100 billion today.  We estimate that our weighted average market growth rate is approximately 3% across these product categories.  Over the past three years, we demonstrated an ability to exceed our weighted average market growth rate through the introduction of innovative new products, increased adoption of our differentiated therapies in geographic expansion.  Our performance has been fueled by our investments in innovation and augmented by our digital transformation efforts, which began over a year ago.  We’ve spoken before about 3 transformation pillars, digital health, digital customer experience and digital core.  And how we expect these efforts will help to unlock revenue opportunities, drive higher customer loyalty and enable a more efficient company- wide operating model.

On Slide 7, you can see an overview of the transformation journey we’ve been on as a company since I joined Baxter in 2016.  Our initial focus was on improving quality controls, optimizing the cost structure and upgrading our talent.  We establish a more focused business unit structure with each leader developing a clear vision in a ten year innovation road map and implemented a regional go-to-market strategies to help drive accountability and shift focus on innovation.  And we saw tremendous progress in strengthening our financial position.  In the next phase of our journey, we shift the focus to creating an innovation ecosystem investing in new product development in looking for opportunities to accelerate top line growth and reallocate resources.

We’ve reorganized our research and development functions from a centralized model to a more decentralized and cost-effective structure.  This resulted in our development teams focusing on innovative products that would better meet the needs of our customers and shift our resources to more value-added new product development.  We also refined our corporate strategy and executed on a series of smaller tuck-in acquisitions.  Some tuck-ins help to fill portfolio gaps to strengthen our product positioning and others augmented our technological capabilities positioning us for the next leg of our transformation journey.  As we reflect on the trends shaping the global health care landscape and the speed which they have been brought to the forefront as a result of the pandemic, it has become clear that the next step of our journey must be focused on moving from being a products company to a solutions partner to drive efficiencies for our customers and enhance clinical outcomes for our patients.

We have an intensified focus on entering complementary spaces through organic innovation and business development.  We had a vision of where we wanted to go as a company and a combination with Hill-Rom along with its connected care capabilities will help accelerate this transformation by delivering robust health care solutions across the continuum of care and in new care settings.  As Clare mentioned, I’m very pleased to be joined by John Groetelaars today.  John has led business transformation at Hill-Rom over the last several years to create a very exciting company that we will be acquiring.  I wanted to provide John with an opportunity to share his insights into the strength of the Hill-Rom portfolio today, the growth opportunities the company is capitalizing upon and the rapid growth of its Connected Care business.

John, I will turn it over to you.

John P. Groetelaars
President, CEO & Director

Thank you, Joe.  I’m really pleased to be here with you, Jay and other attendees on the call this morning.  Today represents a major milestone for Hill-Rom, our shareholders, our employees and perhaps, most importantly, patients and their caregivers.  I’m excited about the combination with Baxter and what we expect to achieve together.

So let’s begin with how we got here.  As Joe highlighted, our business has undergone a significant transformation over the last five years.  We’ve made key investments to establish Hill-Rom as a medical technology leader with a global portfolio focused on higher-growth segments and innovative health care solutions, advancing our category leadership strategy.

As we look at Hill-Rom today, we have three critical businesses.  Patient Support Systems, Front Line Care and Surgical Solutions, which generated approximately $3 billion of revenue in 2020.  We have a strong presence in the acute ambulatory or physician office setting and in the home with well-established brands like Hill-Rom, Welch Allyn and Voalte to name a few.  More recently, we analyzed, identified and increased investments across six growth platforms that you see in the middle of this slide.

As you can see, our portfolio is diverse and is part of a $40 billion TAM with expected growth of approximately 5% over the next three years.  New product innovation is also a key growth driver at Hill- Rom.

Our R&D pipeline is more robust than ever as we continue to shift towards higher-value connected offerings.  For fiscal 2021, we remain on track to exceed our objective of $620 million in new product revenue and have met our goal of launching ten new products this year.  As the average time to peak revenue is three to four years, we expect these recent launches to fuel top line growth in the years to come.  Since I joined Hill-Rom, we’ve accelerated our transformational journey.  We put in place a number of foundational elements, including our Connected Care vision.  Hill-Rom is making excellent progress with our Connected Care solutions, with products that span across all 3 businesses, including our Care Communications platforms, connected monitoring devices, intelligent diagnostics and connected devices and software for the operating room.

As highlighted here, we expect to end 2021 with Connected Care revenue representing nearly 1/3 of Hill- Rom’s total revenue and expect to realize growth of more than 20% from our Connected Care portfolio this year.  On the right side of the slide, this chart highlights Hill-Rom’s revenue mix shift over the last ten years, reflecting our transformation from another perspective.  As you can see, given both our organic and inorganic investments, we’ve created a more durable, diversified portfolio with approximately 65% of our 2020 revenue derived from recurring and noncapital purchases.  While capital revenue has been significantly reduced and represented only about 35% of our 2020 revenue.

Looking forward, I feel strongly that our combination with Baxter is the right next step to advance our own strategy to transform health care.  Baxter is a company that we’ve long admired with values that are very consistent with our own.  This includes a shared priority on creating cultures of diversity, inclusion, equity and belonging and a commitment to accountability with a long history of serving patients and caregivers.  Together, we will be poised to meet the needs of an evolving health care landscape with complementary product offerings that will help enhance outcomes for patients and their caregivers across the continuum of care.  For Hill-Rom shareholders, the transaction will deliver immediate and compelling cash value upon closing.  And for our employees, it offers the opportunity to become part of a larger organization with greater scale, resources and growth opportunities.  Together with Baxter, we remain committed to continuing to increase our presence and strengthening our durable growth with new product momentum, international and emerging market growth and portfolio investment.  I look forward to working with the Baxter team to ensure a smooth transition as we work to complete the transaction.

With that, I’d like to turn the call back over to Joe.

Jose E. Almeida
Chairman of the Board, President & CEO

Thanks, John.  Moving on to Slide 10.  Let me bring us back to why we’re so excited about this combination.  We are combining two leading companies with a shared vision to transform health care by improving efficiencies and clinical outcomes in driving actionable insights across the care continuum in care settings.  The company’s combined capabilities and therapeutic delivery, monitoring, blood purification, diagnostics and communications for patients and caregivers will enhance opportunities for truly connected care.  We believe this can drive better patient outcomes, improve workflow efficiencies and data-driven insights and potentially lower health care costs overall.  It is also an outstanding opportunity to further extend both companies into additional non-acute sites of care.  The transaction provides a meaningful opportunity to build upon Baxter’s established global infrastructure to grow Hill-Rom’s international business and offer a broader portfolio of complementary products and services to more patients and providers worldwide.

The combination also unites two organizations that have each been recognized for achievements in workplace diversity in corporate responsibility and for fostering an environment that supports and encourages high-performance respect for individuals and professional growth.  Last, but not least, this is a transformational move for Baxter shareholders with the significant potential to accelerate revenue growth through opportunities created by our combined offering, Connected Care capabilities and expanded reach of the Hill-Rom portfolio.  We also believe the cost synergy opportunity is substantial.  And I have a high degree of confidence in our ability to realize these savings based on our track record over the last five years plus.  Although we expect this transaction to drive meaningful accretion and robust cash flows, resulting in a high single-digit return on invested capital by year five.  I’ve spoken about our shared vision to transform health care.

Slide 11 highlights the overlay of our combined product offerings across capabilities and care settings and the of our integrated offerings from Diagnostics, Therapy Delivery, Monitoring and Connected Care communications platform.  Let me focus on the presence in the hospital setting to describe the offering.  With this combination, we have all the pieces to offer a complete end-to-end solution system connecting diagnosis, therapy and monitoring, including medication delivery solutions in acute renal therapy, Hill- Rom’s smart connectivity and monitoring.  For the patient, this can result in better clinical outcomes.  In the ICU, for example, leveraging Baxter and Hill-Rom’s smart devices and connected data, our goal will be to drive better patient outcomes in controlling patient fluid balance, which can lead to better clinical outcomes in shorter patient length of stay.

For the provider, this means potential to enhance patient safety and cost savings.  We can provide a better ability to anticipate issues in patient care to deliver optimal care and reduce the length of patient stays with a robust clinical intelligence platform that connects wirelessly to the electronic medical record systems of hospitals.  Furthermore, increased workflow efficiencies and reduced waste will be a central component of innovation to save providers, resources and time.  For Baxter, this represents an opportunity to provide a holistic broad patient management beyond individual therapy use cases through the connection of data across our combined portfolio of devices.  Overall, we expect this to lead to an even stronger relationship with providers and patients that grows more valuable with time.

In the home, we expect to see similar dynamics as our complementary portfolio across diagnostics, therapy management, remote patient monitoring and connected care can help shape the future of hospital at home.  Our vision for the hospital level care in the lower-cost home care setting with better feedback and data-driven decision-making.

Collectively, we can become a comprehensive solution partner to our customers, driving value across the care continuum and across care settings, leveraging competencies of diagnostics, monitoring and connected care, while expanding the global reach of our complementary portfolios and improving clinical outcomes and workflow efficiencies.

Turning to Slide 12.  Baxter has a long track record of expanding our international footprint.  In 2020, Baxter generated nearly 60% of our sales outside the U.S. with a significant OUS direct sales force.  Over 1/3 of those international sales are coming from rapidly growing emerging markets.  We have invested significantly in this commercial footprint and in our manufacturing operations overseas.

And our regional teams have developed a strong commercial relationships with our customers throughout the globe.  Hill-Rom’s international business represented approximately 1/3 of its total revenue for its 2020 fiscal year with a portion distributors.  The combination provides a significant opportunity to build upon Baxter’s established global infrastructure to grow Hill-Rom’s international presence.  Particularly within the emerging markets and the potential to drive upside by bringing Hill-Rom’s existing distributor sales under Baxter’s direct sales model.  We believe the value of our combined offering will be significant to our shared customers and feel that over the medium term, this represents a compelling opportunity for us.  The newly combined company, we also have a competitive edge in the talent marketplace, which has never been more crucial.  Baxter’s life-saving mission resonates deeply with employees, and this commitment will be further fueled by adding the strong capabilities and talent of employees from Hill-Rom.

Our employees will engage on the front lines to realize our vision to transform the health care landscape through innovation across our product lines as well as how we operate.  Both Baxter and Hill-Rom have each been recognized as a best place to work and top employer.  Our shared emphasis on ethics and compliance ratio justice, sustainability and the health and safety of our employees distinguishes us as an employer of choice and suggests the power and potential of our united employment brand.

I will now turn it over to Jay to walk you through the financial rationale for this transaction as well as our long-term outlook for Baxter on a stand-alone basis.

James K. Saccaro
Executive VP & CFO

Thanks, Joe.  Turning to Slide 14.  We’ve spoken many times that we have both strategic and financial criteria that must be met for us to execute on a transaction, and the combination with Hill-Rom clearly meets those two stated objectives.  Joe has just walked you through the strong strategic rationale for this combination.  And now I’ll walk you through the financials and meaningful opportunity we have for value creation presented by this deal.

On a pro forma basis for 2020, the combined companies would have generated approximately $14.6 billion in revenue, $3.3 billion in adjusted EBITDA and $1.6 billion in free cash flow.  As Joe referenced earlier, the beginning of Baxter’s transformation journey was focused on optimizing our cost structure and implementing disciplined financial management practices throughout the organization.  The benefits of this were realized in the substantial adjusted operating margin expansion we achieved going from approximately 9% in 2015 to 18% last year.  We plan to execute on a similar playbook to enhance margins as a combined company and expect to achieve approximately $250 million in core cost synergies by year three post close with additional opportunities thereafter.

Baxter remains committed to investment-grade credit ratings and generating strong, sustainable cash flow.  We will fund the deal with a fully committed debt financing bridge, bringing our net leverage to around 4.2x net debt to last 12 months pro forma adjusted EBITDA at closing.  Our initial capital allocation priority post close will be to aggressively delever through the first two years to reach our net leverage target of 2.75x by year two post close.

As Clare mentioned, we will be postponing our investor conference originally scheduled for this September.  In light of this, we are providing a three year outlook covering 2021 to 2024 for Baxter as a standalone company as seen on Slide 15.  A couple of points to note.  The stand-alone guidance for Baxter does not reflect any impact from the proposed transaction, and our assumptions assume a stable macroeconomic environment.

On a stand-alone basis, we expect a three year sales compounded annual growth rate or CAGR of 4% to 5% based on current foreign exchange rates.  We expect to expand adjusted operating margin by at least 50 basis points annually, resulting in an improvement of 300 basis points or more from 2021 to 2024.  This expansion is driven primarily by improvements within adjusted gross margin from our integrated supply chain transformation efforts and improved product mix.

We expect this will drive a low double-digit CAGR for adjusted diluted earnings per share over that time period.  And lastly, we remain committed to strong cash flow generation and anticipate generating 80% plus free cash flow conversion over the next three years.  As mentioned, this outlook does not assume any impact from the proposed transaction, which we anticipate will enhance our ability to expand margins more meaningfully over the next three years and drive an accelerated earnings growth CAGR.  We plan to host an investor conference post the closing of the transaction to provide details on the combined company strategy, pipeline and financial outlook, inclusive of potential revenue expansion opportunities that we will look to identify to accelerate revenue growth.

Moving on to Slide 16.  As part of the transaction, Baxter will acquire 100% of the outstanding shares of Hill-Rom.  Hill-Rom shareholders will receive $156 per share in cash.  This represents an equity value of $10.5 billion and enterprise value of $12.4 billion.  The transaction price of $156 per share reflects a 26% premium over Hill-Rom’s unaffected closing stock price on July 27, 2021.  In addition to this, Baxter expects to assume $2.1 billion in Hill-Rom debt and approximately $200 million of its cash upon closing.  To fund the transaction, we have a fully committed $11.4 billion bridge facility in place, and we currently expect to replace the bridge facility prior to the closing date with permanent debt financing.  We expect this transaction to close in early 2022, subject to Hill-Rom shareholder approval and satisfaction of customary closing conditions, including regulatory approvals.

Turning to Slide 17.  We believe this combination creates a number of opportunities for potential revenue growth acceleration, which we will continue to evaluate during the integration planning period.  It will also provide a much stronger and more diversified platform for long-term growth.  As John stated earlier, Hill-Rom’s weighted average market growth rate is approximately 5%, which is in excess of Baxter’s WAMGR.

With the acquisition, we will be focused on identifying opportunities to expand our presence in the faster-growing categories in which Hill-Rom participates.  Over time, we believe, this will drive accelerated growth for our company.  And while our focus will be on preserving and accelerating the business, we will also expect to deliver cost synergies of at least $250 million by year three with additional opportunities thereafter as we continue to integrate the business.  These cost synergies will be generated primarily from back office optimization, manufacturing and supply chain infrastructure and certain other G&A savings such as eliminating redundant company costs.

We believe the realization of these synergies is straightforward, and our track record provides confidence in our ability to achieve these targets.  Importantly, we are committed to achieving them, while minimizing business disruption and preserving our combined existing customer relationships.  And we believe this transaction is very attractive for Baxter’s shareholders, delivering low double-digit adjusted EPS accretion in the first year post close, expanding to 20% or more accretion by year three and beyond.  The transaction is also expected to generate strong cash flow and deliver a high single-digit return on invested capital by year five.  Looking beyond the P&L, the combination will result in a combined company with significant free cash flow to manage the balance sheet and provide more opportunities for capital deployment over the longer term.  Our capital allocation priorities as a combined company included aggressive plans to delever over the next two years to achieve the pro forma net leverage targets I previously laid out.

We plan to continue our dividend payment, but expect to moderate share repurchases in the near term to accomplish this goal.  On Slide 18, I’d like to spend a moment reviewing our integration plans.  In a sizable acquisition like this, the success of the integration is of critical importance.  Our focus will be on preserving and accelerating the growth drivers behind this transaction, while streamlining and creating efficiencies to generate additional value and ensuring our commercial teams remain focused on providing the high level of service our customers expect from both companies.

Consequently, we have established a comprehensive plan that builds upon our experience over the last five years, incorporating newly developed digital competencies with a relentless focus on people, process and technology.  Upon closing, the Hill-Rom business will be incorporated into new or existing product categories within Baxter.  Though we expect Hill- Rom’s Connected Care capabilities will be utilized across the Baxter product portfolio.

As Clare mentioned, the integration of Hill-Rom will be led by Giuseppe Accogli, a seasoned executive who will have the support of senior leaders from all parts of our organization.  This team will be made up of leaders from both Baxter and Hill-Rom and will be accountable for delivering on the commitments made to our shareholders, employees, customers and patients.

With that, I’ll turn it back over to Joe.  Joe?

Jose E. Almeida
Chairman of the Board, President & CEO

In sum, we believe the rationale for the deal is clear.  It is in the compelling added value we are creating for our entire stakeholder base with opportunities to serve these constituencies more effectively than either Baxter or Hill-Rom can currently accomplish separately.  Patients and health care providers will have access to a vastly more robust portfolio with associated impact economies and simplicity.  Our united team will also be positioned to accelerate the benefits of our digital transformation and the far- reaching potential of Connected Care to deliver rich insights and enhanced functionality, leading to improved outcomes.

And we will expand our reach, driving greater access to industry-leading technologies and therapies.  Employees will experience the opportunities that come with increased breadth of our portfolio, pipeline and access.  Our digital transformation will keep them at the leading edge of connected care, and they will continue to experience the culture of which we are known, firmly rooted in inclusion, compliance, corporate responsibility and our embrace to racial justice.  And for our shareholders, we will be intensely focused on delivering the enhanced return on investment that comes with our new fund potential.

We’re confident that our opportunities from a value-added pipeline to robust cost synergies will spur meaningful growth on both the top line and bottom line to benefit investors.  As always, at Baxter, all of our motivations and actions, all of our strategies and tactics are in service of one simple mission: save and sustain lives.  The acquisition of Hill-Rom creates exciting new opportunities to expand our impact touch lives and make a difference around the world.  When we do this right with an uncompromising focus on patient safety and quality by fueling growth through the power of innovation by ensuring a best place to work and rewarding prospects for top industry talent, all of our stakeholders benefit.

And with that, we’re opening to Q&A.

QUESTIONS AND ANSWERS

Operator
I would like to remind participants that the call is being recorded, and a digital replay will be available on Baxter International website through March 1, 2022 at www.baxter.com.  Our first question comes from the line of Vijay Kumar at Evercore SI.

Vijay Muniyappa Kumar
Evercore ISI Institutional Equities, Research Division

Congrats on the transaction.  Maybe, Joe, big-picture question for you on the transaction.  I think investors have been waiting for Baxter to do something on the strategic front for a while.  As you the landscape, maybe just walk us through why Hill-Rom was the right deal.  And it looks like Connected Care seems to be a big part of the thesis here.  I’m not familiar with the Connected Care.  So maybe explain to us what it does to a Baxter, Hillrom pro forma outlook?

Jose E. Almeida
Chairman of the Board, President & CEO

As we have spoken in the past, we continue looking to augment and optimize our portfolio, but it has -- it’s all about the right deal at the right time.  For me, it’s all about the timing.  We had very specific discussions about the strategic fit of any acquisition in the financial returns of those acquisitions and potential acquisitions.  So we were not here at Baxter with the playbook that said we’ve got to do this to be able to do that.  It was not a direct correlation.  We had and we explained it if I’m not mistaken at our Page 7 of the presentation, our journey to make sure this company its shored up is innovation, shored up this financial position and had the ability to talent-wise to take this.

So time has coincided with us being ready to do it.  The second thing is, as I said and I’ve been saying for a while, we want to go over the -- going over the today.  We like the businesses that we have.  Although we evaluate our portfolio consistently, we had found the digital health with acceleration of COVID has become a really big focus for us.  We see the need for a better share source.  We see the need for the data from the pumps to communicate with our Starling Monitoring from the Cheetah acquisition.  So how do we bring this to life faster with the insights for the clinicians in the future.

And that’s why we thought what John and the team at Hill-Rom has done in the last three years that accelerated that.  They were able to prove that they had the capabilities to accelerate those revenues.  And bringing together that portfolio with Baxter will allow us to not only bring synergies to the table, but also potentially look acceleration of revenues.  And remember, their WAMGR is higher than ours going forward.  So it’s a positive for the company overall.

So I would say that we feel ready for an acquisition.  Our teams are excited.  We have our integration management office ready to go, and we hope that we can close as planned.

Vijay Muniyappa Kumar
Evercore ISI Institutional Equities, Research Division

And maybe one for Jay, the numbers here are compelling.  Over 20% earnings accretion by year three, high singles ROI.  Can you remind us on what kind of financing assumptions you have in the model?  It looks like about 3%.  I’m going to make sure that’s the right assumption.  In your stand-alone 10% earnings growth, did that assume any capital deployment?  And does it change with the deal?

James K. Saccaro
Executive VP & CFO

Sure.  So there’s a lot in there.  Obviously, we’re incredibly excited about the transaction on a number of levels, inclusive of the financial criteria, and you pointed to a couple of components of that.  But I think more than that, buying a great company with great people and integrating that organization into Baxter, I think, is a real phenomenal opportunity.

Furthermore, as we talk about the opportunity to transform health care, these potential revenue opportunities, we’re really excited to identify and work on those and also start to share those with you once the transaction is closed.  Now having said all of that, from a financing standpoint, we are assuming around 3% in terms of overall financing costs.  We’ve set up a structure which allows for rapid paydown.  There’s going to be a term loan component of this, along with some longer dated tenors.  So those are elements that are in play.  We’ll finalize that as we approach the transaction closure.  But certainly, there’s a large component of this, which will be -- we can pay down in a short period of time, which I think gives us an appropriate amount of flexibility.

As we think about the stand-alone business case, it was really important for us to share with you what we think Baxter can do stand-alone.  And we did that for -- because we are canceling the Investor Day.  What I’ll say is we expect to close the transaction along the lines of what we said.  And so that outlook will be outdated upon closure of the transaction.  As far as the EPS growth, there is some share buyback included on the bottom line.  We have some share buyback that’s included, but not significant.  It’s more about offsetting dilution than anything else.  And as we think about capital priorities post closing, we’re adding a lot of debt to the company, and we are going to rapidly pay that down.  The reason that we’re doing that is it’s important for our company to have a solid investment-grade credit rating.  And it’s something that we advance at or it has served us incredibly well over our 90-year history.  So having that investment-grade credit rating is something we’re very focused on.

So the priority in the short term is paying down that debt.  What that means is we will moderate down share buyback, and we will sort of moderate down increases to the dividend, and we won’t reduce the dividend.  Obviously, that’s an important part of our overall return of capital to shareholders, but we will moderate down the growth of the dividend.  So those are a few component pieces of how we’re thinking about capital allocation post closing.

Operator
Your next question will come from the line of Robbie Marcus at JPMorgan.

Robert Justin Marcus
JPMorgan Chase & Co, Research Division

I’m unfortunately unable to ask about the deal itself, but there was a lot in here, Jay and Joe I’d like to just touch on standalone Baxter as it helps pro forma models going forward.  And I know you said it gets voided once the deal is closed.  But I’d love if you could just spend a few minutes on the new long-range plan, 4% to 5% top line, greater than 300 per bps of operating margin expansion over that time and free cash flow conversion, EPS growth in the low double digits.  What’s underpinning that and sustaining that?  And I’ll just leave it there.

James K. Saccaro
Executive VP & CFO

Great.  Thanks, Robbie.  So as we think about the 4% to 5% growth, underlying that is the end market growth, the WAMGR growth 3%.  And as a result of innovation along with geographic expansion, we expect to outgrow our WAMGR by 100 to 200 basis points sustainably.  Frankly, that’s something that we’ve done over the last few years, you have to adjust for COVID impact in those items, but it’s something that’s consistent with the performance that we’ve seen.  And leveraging things like the new pump launch, which we expect the -- some launches in our Pharmaceuticals business, continued performance in our PD business, in Renal, you put all those things together, and we have clear line of sight to exceeding the WAMGR by 100 to 200 basis points.  So that’s really a foundational element as we think about the growth story.  Now on the bottom line, what’s going to happen is we’re going to expand more operating margin more than 300 basis points.  And there are a number of factors in play on this.  First, we’re going to see some benefits of mix, new product launches and actually just general volumes because as we add more volumes to the existing infrastructure that we have in place, that’s a benefit.  So that is a positive, which more than offsets the headwind that we’re going to see and that we’ve seen from pricing.  So those two things kind of counteract, but we see some benefit with price volume and mix offsetting maybe a little more than 100 basis points of price decline, perhaps 150 over the life -- not on an annual basis, but on a total basis.  And then one of the big and important drivers is our integrated supply chain.  What’s going to happen here is we’re going to see several hundred basis points of improvement, which is really net of inflationary pressures.  We’ve seen significant inflation on categories like resin, packaging, API, molded components this year.  And that’s been a real headwind.  I’ve talked about that extensively.

Furthermore, we’ve seen freight costs that have been very significant.  We are forecasting some inflation going forward.  But what happens is due to the rich pipeline of improvement initiatives we have in place, we’re able to more than offset that.  So what you can expect to see in this plan going forward is really steady performance on SG&A and R&D with a meaningful gross margin improvement.  That’s what drives the margin expansion that we’re talking about.  And on the SG&A and R&D front, what I would say is these levels have been depressed as a result of COVID.  And what’s going to happen is we’re going to offset some increases in spending with performance initiatives supported by our digital transformation.  So maybe that’s a little bit of color to share.  But like I said, we hope to report a new LRP once the transaction closes, which is reflective of the combined company.

Robert Justin Marcus
JPMorgan Chase & Co, Research Division

And maybe just one more, actually asking.  You mentioned about $250 million in cost synergies at three years post deal close.  Does that include any sales synergies?  And if so, what percentage?

James K. Saccaro
Executive VP & CFO

Sure.  So just a word on the cost synergies.  Basically, frankly, what’s more exciting is the opportunity from a revenue standpoint and a product enhancement standpoint, but we haven’t really reflected that.  But from a cost synergy standpoint, we benchmarked probably 15 to 20 deals, and we identified this amount as roughly a median amount of cost synergy to identify.  We also supplemented that with some conversations and analytics and got very comfortable that we can do this without disrupting sales, without disrupting R&D.  So from a sales standpoint, there’s really, at this point, no impact included in our synergy numbers in large part because the real of this deal is about accelerating growth, and we want to make sure that we preserve that as much as possible.  So this is kind of exclusive of that.

Jose E. Almeida
Chairman of the Board, President & CEO

I just want to underscore what Jay has said that we have not included any sales synergies here.  We believe and we also expect to be accretive to our growth because the is in of ours.  But we still need to meet in more detail in terms of the future product pipeline of both companies and how they come together.  How the acceleration of our digital health products can help us.  There are some real-life experiences in specific clinical outcomes, operation efficiencies, that, I think, we can get into hospital workflows as well as helping clinicians accelerate detection and treatment of situations that arise during the treatment of patients, such as sleep management, sepsis management, things of this We need to explore this more.  But what you have in front of you does not count those assumptions.

Operator
Your next question will come from the line of Bob Hopkins for Bank of America.

Robert Adam Hopkins
BofA Securities, Research Division

And congrats to everybody on the transaction.  Just 2 quick things.  Jay, I appreciate all the details in here on your stand-alone outlook for the next couple of years and on the synergies that you guys suggest.  So it doesn’t -- it’s pretty simple math to put this together.  But I’m just curious, as you look in the out years, like my back of the math suggests that these statements that you’re making today suggest earnings power for the combined company in 2023 directly approaching $5.  Just curious if you think there’s something dramatically wrong with the math I’m doing based on your disclosures.  That’s the first quick thing.

James K. Saccaro
Executive VP & CFO

I will stop in terms of commenting on specific modeling.  I think this is more of a stay tuned for when we share our Investor Day and we talk about the combined company.  We’re so excited to get to closing, Robbie.  We think this is a tremendous asset -- sorry, Bob.  Tremendous asset with tremendous growth opportunities.  But so we’ve been hesitant to talk about pro forma combination until we get to the point where the transaction is closed.  But like you say, it’s -- we think it’s going to be 20% plus accretive by year three.  We understand what our revenue projections are.  You can do the math on their revenue projections as well.  We’ve outlined and delineated what our margin improvement is.  And furthermore, we have line of sight to a synergy, which we think is achievable, doable.  And we’ve got the right apparatus in place to execute on that.  So you have all the component pieces, but I’ll stop short of commenting on the final number.

Robert Adam Hopkins
BofA Securities, Research Division

Okay.  And then, Joe, the initial investor reaction to the speculation was a little mixed.  But I was wondering, can you help us better understand the potential, maybe give us one or two concrete product level examples of where you see some real potential for revenue synergy.  You called out medication delivery, maybe focus on that to kind of bring it down to like -- how does this transaction make your medication delivery business better as one way of articulating a synergy opportunity.

Jose E. Almeida
Chairman of the Board, President & CEO

Thank you, Bob.  Let me speak specifically about two areas and our focus on one.  Fluid management and sepsis management.  So what is the issue that you have with fluid management?  It’s actually to ensure that the patients who are critically ill, don’t have hypovolemia and hypervalemia.  So either too little fluid or too much fluid, and that’s the treatment that is actually administered during a sepsis event.  Sometimes there is a fluid overload.  And it’s always a trial and error, sometimes they have protocols depends upon the hospital.  So how do we get our new pump that is currently with the FDA with their data collection capability into other data points that come from sensing pads, sensing mats that get the information that we currently don’t have.  How do we bring this all together?

So the Hill-Rom has vital signs devices that are gathering this information all the time with analytic capabilities.  So if you bring that to our portfolio, for instance, we just had an analysis done on pump data by a partner of ours on the outside, and we can actually determine how many -- how much in a drug-specific drugs being given to a patient sometimes in excess or too little.  We can look at protocols.

So the combination their analytics and our pump analytics will bring together the CRT.  Remember, the pumps fluid.  CRT, which treat in the kidney -- the kidney injury removes the fluid.  So the balance here is highly important for those patients.  This is just one example of potential applicability of the companies coming together.  The other part has nothing to do with this is geographic expansion, our ability to really go into market that we currently have subsidiaries have presence and accelerate the growth there.  We have not put those numbers in yet.  And why?  Because we expect them to be positive.  We will come back after the deal was closed with a specific and combined company weighted average market growth rate as well as our CAGR and opportunities to accelerate revenue of the combined entities.

Operator
Your next question comes from the line of Matthew Mishan at KeyBanc.

Matthew Ian Mishan
KeyBanc Capital Markets Inc., Research Division

Joe, I imagine you had some pretty good conversations with your largest hospital customers around this.  What did they say about the Hill-Rom value proposition of bringing together patient monitoring, care communications around the core hospital.

James K. Saccaro
Executive VP & CFO

We usually don’t have conversations with our customers about potential acquisitions of the company, but we did the research about what is Hill-Rom today, what was Hill-Rom of the past.  I think John was pretty specific.  One of the concerns we would have is a high dependency on capital goods, which is now down to 35% due to an excellent portfolio management that John and the team has done.

So I think that the company is well regarded across all segments of care.  Remember, this is not only hospitals, it is about doctor’s office and also their home.  They have brought some very interesting products to the market, very innovated, the Voalte Nurse call is one of them.  They have the mobile app.  They have the ability to provide the nurses with information real time, what is happening to patients.  And as an example, they were able to get a large system in U.S. to sign a 5-year agreement with them in terms of providing insights on in Connected Care to the hospital system.

This is just a point where they’re really able to cross that conversation about our product and the software coming along versus just the solution of the software and the connected health going in.  So our customers do regard Hill-Rom as a leader in their space in all categories that they have.  And I’m sure they will see us together as a great partner in the future like we see the companies independently today.

Matthew Ian Mishan
KeyBanc Capital Markets Inc., Research Division

And then just for John, can you talk about your future plans and whether you see a potential role in the combined company going forward?

John P. Groetelaars
President, CEO & Director

My focus right now is making sure that we continue to execute exceptionally well as a stand-alone company, and we prepare to integrate with Baxter and bring the value of these two companies together.  I have not considered my future plans at this time.

Operator
Your next question will come from the line of Lawrence Biegelsen with Wells Fargo.

Lawrence H. Biegelsen
Wells Fargo Securities, LLC, Research Division

Congrats on the deal.  Want one on Baxter stand-alone, one on the deal itself.  So Jay, for Baxter stand-alone, for the 2021 to 2024 guidance you gave, can you talk about how things are progressing this year given that this is the base, you’re confident in the 2021 guidance you provided.  And is there any reason for the 4% to 5% and 300 basis point margin improvement over the next three years, not to be linear.  And I had one follow-up.

James K. Saccaro
Executive VP & CFO

So overall guidance is tracking in line with expectations at this point.  We’ll watch September, we have an updated forecast process that we undertake in the month of October.  And -- but things are progressing in line with the expectations that we’ve shared.  What I would say is what we’re watching is the Delta variant and what is the ultimate impact on surgical procedures and admissions.  And while that has been an impact, it hasn’t been disruptive to financial projections at this point, but we’re watching that any other variants that emerge.

And then the other thing that we’re watching is inflationary pressures.  I think we’ve been able to navigate that well.  We identified that early on and started putting mitigation activities in place.  And -- but again, this is a wildcard that will diagnose in our next forecast process.  But at this point in time, the base from my perspective is solid, and we’re in line with those expectations.  Now why wouldn’t it be linear?  Really, what -- the linearity depends on things like COVID assumptions in 2022.  Our current view is that the U.S. returns to 2019 levels in 2022 and grows from there.  And we have some slight impacts in Asia Pac and Europe, Middle East, Africa, but that’s an assumption that we’re watching very closely.

And then the second item is related to the other comment I made related to inflation.  We had some inflationary assumptions built into the 2022 number.  That does impact growth a little bit relative to 2023 and 2024.  And so that’s going to be a factor that shapes the linearity of the growth.  But the severity of that is an open question.  We have line of sight to a few months out.  But as far as inflation goes, it’s very difficult to have a line of sight to one year out or beyond.  So those are a couple of comments in terms of how we’re thinking about the LRP.

Lawrence H. Biegelsen
Wells Fargo Securities, LLC, Research Division

Jay, that’s helpful.  Just one on the deal.  Closing in early 2022 is relatively quick.  So is there -- are you assuming any potential divestitures?  And do you need regulatory approval in places like China and just confidence in that early 2022 closing.

James K. Saccaro
Executive VP & CFO

Larry, we don’t speak on behalf of any of the regulatory agencies like we do the same thing with -- when questions are asked about time line for products to be approved in FDA.  But I would say that we anticipate needing customary regulatory approvals in the United States and certain other jurisdictions outside the U.S., including China from your question.  Additional information regarding the required regulatory approval is expected to be contained in the proxy statement to be filed by Hill-Rom in connection with the securing shareholder approval for the transaction.  So you can look at our product pipelines.  You can look at our product offerings and draw your own conclusion.  But we do not comment on their reaction either their procedures.

Clare Trachtman
Vice President of Investor Relations

We have time for 1 more question.

Operator
Your next question will come from the line of Travis Steed at Barclays.

Travis Lee Steed
Barclays Bank PLC, Research Division

Congrats on the deal.  Just this one question for me.  I was looking at your weighted average market growth rate for core Baxter, Jay, and it was around 3%.  And at the last Analyst Day, a couple of years ago, it was 3% to 4%.  So some of those underlying markets as the growth in the magnitude changed by quite a bit.  So just would love some color on from how you see your underlying market today versus what you saw back in 2018?  And just kind of highlight some of the biggest changes in the markets that you’re in?

James K. Saccaro
Executive VP & CFO

Yes, sure.  Travis, we previously identified 3% to 4% as the weighted average market growth rate, as you rightly point out.  Our current estimation for 2021 to ‘24 is 3%.  So against the midpoint, we lost roughly 50 basis points.  And there’s a number of factors in play.  But I would say that one of the large drivers of it relates to our Pharmaceuticals business.  We previously had assumed 6% to 7%.  We’ve seen a little bit more pricing impact than we anticipated in that particular area of the competition has been more intense than we thought.  So that market is now growing in the 3% to 4% range.  That’s really the largest driver, I would say.  There are puts and takes, things like, for example, the acute business.  In the next 3 years, we expect a mid-single-digit growth versus higher single digit, but that’s largely because of the COVID comp that we’re dealing with there.  But things like Renal, that’s in line with our expectations.  Medication Delivery, slightly below, given some changes to the U.S. IV solutions landscape.  But I think the important point is, by and large, the base is intact.  We can count on the 3% growth, and there have been some changes around the edges, most notably in pharma.

Clare Trachtman
Vice President of Investor Relations

With this, we can wrap up the call.  I want to thank everyone for joining and really excited about this and appreciate everyone from the team at Hill-Rom and we were looking forward to this collaboration.  So thank you.

Jose E. Almeida
Chairman of the Board, President & CEO

Thank you, Clare.  Thank you, everyone.  And thank you again, John and the team at Hill-Rom.  We’re looking forward to a fantastic future journey.  Thank you.

Operator
Ladies and gentlemen, this concludes today’s conference call with Baxter International.  Thank you for participating.  You may now disconnect.

Baxter Forward-Looking Statements
This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, each as amended, concerning Baxter’s financial results, business development activities, capital structure, cost savings initiatives, R&D pipeline, including results of clinical trials and planned product launches, and financial outlook for 2021 – 2024 for standalone Baxter and the combined companies.
Forward-looking statements provide current expectations of future events and include any statements that do not directly relate to any historical or current fact.

Actual results could differ materially from those discussed in the forward-looking statements, as a result of factors, risks and uncertainties, not under the company’s control, including, but not limited to: (i) conditions to the consummation of the Hillrom acquisition, including Hillrom’s shareholder approval of the proposed acquisition, may not be satisfied or the regulatory approvals required for the proposed acquisition may not be obtained on the terms expected or on the anticipated schedule; (ii) successful integration of Hillrom with the company and the realization of anticipated benefits of the acquisition (including anticipated synergies and net leverage targets) within the expected timeframes or at all; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between the parties to the Hillrom acquisition; (iv) potential adverse reactions to the Hillrom acquisition by the company or Hillrom’s strategic partners; (v) the impact of global economic conditions (including potential trade wars) and public health crises and epidemics, such as the ongoing coronavirus (COVID-19) pandemic, on the company and its customers and suppliers, including foreign governments in countries in which the company operates; (vi) the demand for and market acceptance of risks for new and existing products (including the impact of reduced hospital admission rates and elective surgery volumes); (vii) product development risks (including any delays in required regulatory approvals); (viii) product quality or patient safety concerns; (ix) the impact of competitive products and pricing, including generic competition, drug reimportation and disruptive technologies; (x) accurate identification of and execution on business development and R&D opportunities and realization of anticipated benefits (including the acquisitions of Cheetah Medical, Seprafilm Adhesion Barrier and PerClot Polysaccharide Hemostatic System and specified rights to Caelyx/Doxil in territories outside the U.S., and Transderm Scop); (xi) loss of key employees or inability to identify and recruit new employees; (xii) breaches or failures of the company’s information technology systems or products, including by cyberattack, unauthorized access or theft; (xiii) future actions of national and foreign regulatory and governmental authorities, including Food and Drug Administration, the Department of Justice, the Federal Trade Commission, the Securities and Exchange Commission (SEC), the New York Attorney General and the Environmental Protection Agency, including the continued delay in lifting the warning letter at the company’s Ahmedabad facility or proceedings related to the investigation related to foreign exchange gains and losses; (xiv) uncertainties regarding actual or potential legal proceedings, including the opioid litigation, ethylene oxide litigation and litigation related to the company’s internal investigation of foreign exchange gains and losses; (xv) increasing regulatory focus on privacy and security issues; failures with respect to compliance programs; (xvi) U.S. healthcare reform and other global austerity measures; (xvii) pricing, reimbursement, taxation and rebate policies of government agencies and private payers; proposed regulatory changes of the U.S. Department of Health and Human Services in kidney health policy and reimbursement; (xviii) the ability to enforce owned or in-licensed patents or the prevention or restriction of the manufacture, sale or use of products or technology affected by patents of third parties; (xix) global, trade and tax policies; (xx) any change in laws concerning the taxation of income (including current or future tax reform), including income earned outside the United States and potential taxes associated with the Base Erosion and Anti-Abuse Tax; (xxi) actions taken by tax authorities in connection with ongoing tax audits; (xxii) fluctuations in foreign exchange and interest rates; (xxiii) and other factors discussed in “Risk Factors” in Baxter’s Annual Report on Form 10-K for the most recently ended fiscal year and other filings with the SEC, which are available on Baxter’s website and at http://www.sec.gov. Baxter is providing the information in this communication as of this date and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

No Solicitation
Baxter, its directors and executive officers are not soliciting proxies from the shareholders of Hillrom in connection with the proposed acquisition and are not participants in the solicitation of proxies by Hillrom.  Baxter is making this communication for informational purposes only and does not intend to file any communication relating to the proposed acquisition on a proxy statement on Schedule 14A with the SEC.

Additional Information About the Merger and Where to Find It
This communication relates to the proposed transaction involving Hillrom.  This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.  In connection with the proposed transaction, Hillrom will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Hillrom’s proxy statement on Schedule 14A (the “Proxy Statement”).  This communication is not a substitute for the Proxy Statement or any other document that Hillrom may file with the SEC or send to its shareholders in connection with the proposed transaction.  BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF HILLROM ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov, or by visiting Hillrom’s investor relations website, https://ir.hill-rom.com/ir-home/default.aspx.

Participants in the Solicitation
Hillrom and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Hillrom’s common stock in respect of the proposed transaction.  Information about the directors and executive officers of Hillrom and their ownership of Hillrom’s common stock is set forth in the definitive proxy statement for Hillrom’s 2021 Annual Meeting of Stockholders, which was filed with the SEC on January 19, 2021, or its Annual Report on Form 10-K for the year ended September 30, 2020, and in other documents filed by Hillrom with the SEC.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Hillrom Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  Statements concerning general economic conditions, our financial condition, results of operations, cash flows and business and our expectations or beliefs concerning future events, including the demand for our products, the ability to operate our manufacturing sites at full capacity, future supplies of raw materials for our operations, product launches, share repurchases, international market conditions, expectations regarding our liquidity, our capital spending, plans for future acquisitions and divestitures, and our operating plans; and any statements using phases such as we or our management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases are forward-looking statements that involve certain factors, risks and uncertainties that could cause Hillrom’s actual results to differ materially from those anticipated.  Such factors, risks and uncertainties include:  (1) the future impact of the COVID-19 pandemic on Hillrom’s business, including but not limited to, the impact on its workforce, operations, supply chain, demand for products and services, and Hillrom’s financial results and condition; (2) Hillrom’s ability to successfully manage the challenges associated with the COVID-19 pandemic; (3) increasing regulatory focus on privacy and data security issues; (4) breaches or failures of Hillrom’s information technology systems or products, including by cyberattack, unauthorized access or theft; (5) failures with respect to compliance programs; (6) Hillrom’s ability to achieve expected synergies from acquisitions; (7) risks associated with integrating recent acquisitions; (8) global economic conditions; (9) demand for and delays in delivery of Hillrom’s products; (10) Hillrom’s ability to develop, commercialize and deploy new products; (11) changes in regulatory environments; (12) the effect of adverse publicity; (13) the impact of competitive products and pricing; (14) Hillrom’s ability to maintain or increase margins; (15) the potential loss of key distributors or key personnel; (16) the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any applicable healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; (17) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between the parties to the proposed transaction; (18) the failure to obtain the approval of Hillrom’s shareholders, (19) the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed transaction within the expected timeframes or at all; (20) risks related to disruption of management’s attention from Hillrom’s ongoing business operations due to the transaction; (21) the effect of the announcement of the transaction on the ability of Hillrom to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; (22) the ability to meet expectations regarding the timing and completion of the transaction; (23) uncertainty regarding actual or potential legal proceedings; and (24) the other risks listed from time to time in Hillrom’s filings with the SEC.  For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to Hillrom’s Annual Report on Form 10-K for the year ended September 30, 2020 and in other documents filed by Hillrom with the SEC, including subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.  Hillrom is providing the information in this communication as of this date and assumes no obligation to update or revise the forward-looking statements in this communication because of new information, future events, or otherwise.